Exhibit 5.1

[Letterhead of Bell, Boyd & Lloyd LLC]

August 1, 2003

Extended Stay America, Inc.

100 Dunbar Street

Spartanburg, South Carolina 29306

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Extended Stay America, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8, as amended (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), which registers under the Act 19,126,212 shares (the “Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”) offered under the Extended Stay America, Inc. 1997 Employee Stock Option Plan, the Extended Stay America, Inc. 1998 Employee Stock Option Plan, and the Extended Stay America, Inc. 2001 Employee Stock Option Plan (collectively, the “Plans”). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates, and other papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as we deemed it necessary to examine for the purpose of this opinion.

Based upon such examination, it is our opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

2. The Company has taken all action necessary to authorize the issuance of shares of its Common Stock in accordance with the Plans and upon exercise of options granted pursuant to the Plans.

3. When issued and paid for in accordance with the Plans and upon the exercise of options granted pursuant to the Plans, the Shares will constitute legally issued, fully-paid, and non-assessable shares of Common Stock of the Company.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/    BELL, BOYD & LLOYD LLC